Exhibit 4.2

THIRD AMENDMENT TO AMENDED AND RESTATED
FUNDING AND CREDIT AGREEMENT
by and among
OLIN CORPORATION
as Borrower
and
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent
and
PNC CAPITAL MARKETS LLC
as Lead Arranger and Sole Bookrunner
Dated as of June 23, 2014

THIRD AMENDMENT TO AMENDED AND RESTATED
FUNDING AND CREDIT AGREEMENT
THIS THIRD AMENDMENT TO AMENDED AND RESTATED FUNDING AND CREDIT AGREEMENT (as hereafter amended, the “Amendment”) is dated as of June 23, 2014, and is made by and among OLIN CORPORATION, a Virginia corporation (the “Borrower”), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under the hereinafter defined Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).
R E C I T A L S:
A.    The Industrial Development Authority of Washington County, an Alabama public corporation (the “AL Issuer”), issued and sold its Gulf Opportunity Revenue Bonds (Olin Corporation Project), Series 2010A in the aggregate principal amount of $50,000,000 (the “AL-A Bonds”) and its Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010B in the aggregate principal amount of $20,000,000 (the “AL-B Bonds” and together with the AL-A Bonds, the “AL Bonds”).
B.    The AL Issuer loaned the proceeds of the AL Bonds to the Borrower (the “AL Loan”), and the Borrower is obligated to repay the AL Loan, pursuant to the Loan Agreement dated as of October 1, 2010 between the Issuer and the Borrower (the “AL Loan Agreement”).
C.    To evidence the Borrower’s obligation to repay the AL Loan, the Borrower has executed and delivered promissory notes of the Borrower to the AL Issuer (the “AL Bond Notes”), which have been assigned to the Administrative Agent for the ratable benefit of the Lenders.
D.    The Borrower requested that the Lenders purchase the AL Bonds.
E.    Pursuant to the Borrower’s request, the Lenders agreed to purchase the AL Bonds up to each Lender's Bond Purchase Commitment (as defined in the hereinafter defined Agreement) under the terms and conditions set forth in the Funding and Credit Agreement dated as of October 14, 2010 by and among the Borrower, the Lenders and the Administrative Agent (the “Initial Agreement”).
F.    The Mississippi Business Finance Corporation, a public corporation organized and existing under the laws of the State of Mississippi (the “MS Issuer”) issued and sold its Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010 in the aggregate principal amount of $42,000,000 (the “MS Bonds”).
G.    The MS Issuer loaned the proceeds of the MS Bonds to the Borrower (the “MS Loan”), and the Borrower is obligated to repay the MS Loan, pursuant to the Loan Agreement dated as of December 1, 2010 between the MS Issuer and the Borrower (the “MS Loan Agreement”).

H.    To evidence the Borrower’s obligation to repay the MS Loan, the Borrower executed and delivered a promissory note of the Borrower to the MS Issuer (the “MS Bond Note”), which has been assigned to the Administrative Agent for the ratable benefit of the Lenders.
I.    The Borrower requested that the Lenders purchase the MS Bonds.
J.    Pursuant to the Borrower’s request, the Lenders agreed to purchase the MS Bonds up to each Lender's Bond Purchase Commitment under the terms and conditions set forth in the Amended and Restated Funding and Credit Agreement dated as of December 9, 2010 by and among the Borrower, the Lenders and the Administrative Agent (the “Amended and Restated Agreement”), which amended and restated the Initial Agreement in its entirety.
K.    The Industrial Development Board of the County of Bradley and the City of Cleveland, Tennessee, a Tennessee public corporation (the “TN Issuer” and together with the AL Issuer and the MS Issuer, the “Issuers” and individually, an “Issuer”), issued and sold its Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010 in the aggregate principal amount of $41,000,000 (the “TN Bonds” and together with the AL Bonds and the MS Bonds, the “Bonds”).
L.    The TN Issuer loaned the proceeds of the TN Bonds to the Borrower (the “TN Loan” and together with the AL Loan and the MS Loan, the “Loan”), and the Borrower is obligated to repay the TN Loan, pursuant to the Loan Agreement dated as of December 27, 2010 between the TN Issuer and the Borrower (the “TN Loan Agreement”).
M.    To evidence the Borrower’s obligation to repay the TN Loan, the Borrower has executed and delivered a promissory note of the Borrower to the TN Issuer (the “TN Bond Note” and together with the AL Bond Notes and the MS Bond Note, the “Bond Notes”), which has been assigned to the Administrative Agent for the ratable benefit of the Lenders hereunder.
N.    The Borrower requested that the Lenders purchase the TN Bonds.
O.    Pursuant to the Borrower’s request, the Lenders purchased the TN Bonds and increased the Lender’s Bond Purchase Commitment under the terms and conditions set forth in the Amended and Restated Agreement and the First Amendment to Amended and Restated Credit and Funding Agreement dated as of December 27, 2010 among the Borrower, the Lenders and the Administrative Agent (the “First Amendment”).
P.    Pursuant to the Borrower’s request, the Lenders entered into the Second Amendment to Amended and Restated Credit and Funding Agreement dated as of April 27, 2012 (the “Second Amendment” and together with the Amended and Restated Agreement and the First Amendment, the “Original Agreement” and the Original Agreement together with this Amendment, the “Agreement”) to make certain modification as set forth therein.
The Borrower, the Lenders and the Administrative Agent have agreed to certain amendments to the Original Agreement and desire to acknowledge such amendment to the Original Agreement through the execution and delivery of this Amendment.

AGREEMENT
1.    Recitals. The foregoing Recitals are accurate and made a part of this Amendment.
2.    Capitalized Terms. Any capitalized terms used in this Amendment without definition shall have such meaning as set forth in the Original Agreement.
3.    Amended and Restated Sections.
a.    The definition of “Pricing Level” set forth in 1.01 of the Original Agreement is hereby amended and restated in its entirety as follows:
“Pricing Level” means, as of any date of determination, the “Pricing Level” set forth below as then applicable:
Consolidated Leverage Ratio            Pricing Level
Less than or equal to 1.00:1.00    I
Greater than 1.00:1.00 but less
than or equal to 1.50:1.00    II

Greater than 1.50:1.00 but less
than or equal to 2.50:1.00    III

Greater than 2.50:1.00 but less
than or equal to 3.00:1.00    IV

Greater than 3.00:1.00    V

For purposes of this definition, the Pricing Level shall be determined (i) from the date hereof, until adjusted pursuant to clause (ii) below, by reference to the Consolidated Leverage Ratio calculated for the Reference Period that would have ended September 30, 2010 had this Agreement then been in effect and (ii) as at the end of each Reference Period ended after the date hereof based upon the calculation of the Consolidated Leverage Ratio for such Reference Period. The Designated Basis Points, which shall be used to calculate the Direct Purchase Rate, the Applicable Commitment Fee Rate shall be adjusted (if necessary) upward or downward on the first day following delivery of the certificate referred to in Section 6.01(i)(iv).
b.    Schedule 1 to the Original Agreement is hereby amended and restated in its entirety with SCHEDULE 1 attached hereto.
4.    Representations and Warranties. As an inducement to the Lenders and the Administrative Agent to enter into this Amendment, Borrower hereby reaffirms and acknowledges the truth and accuracy of the representations and warranties set forth in the Original Agreement and the other documents executed in connection with the issuance of the Bonds (the “Bond Documents”)

to the same extent as if the same were made as of the date hereof. Borrower further represents and warrants that there does not now exist an Event of Default or any event or condition which, with notice, lapse of time or the making of any advance hereunder, would constitute an Event of Default.
5.    Survival of Representations and Warranties. The Borrower reaffirms to the Lenders and the Administrative Agent all representations and warranties of the Borrower contained in the Original Agreement and the Bond Documents at the time of Borrower’s execution of this Amendment and shall survive the execution, delivery and acceptance thereof by the Lenders and the Administrative Agent and the parties thereto and the closing of the transactions described therein or related thereto.
6.    Conditions Precedent. Notwithstanding any other provision of this Amendment, and without affecting in any manner the rights of the Lenders or the Administrative Agent under other Sections of this Amendment, it is agreed that this Amendment shall not be in effect unless and until the following conditions have been and continue to be satisfied, all in form and substance satisfactory to the Administrative Agent and its counsel:
a.    No Legal Action. No legal action, proceeding, investigation, regulations or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, or prohibit, or to obtain damages in respect of, or which is related to or arises out of the Original Agreement, this Amendment or any of the Bond Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s opinion would make it inadvisable to consummate the transactions contemplated by this Amendment.
b.    Documentation and Fees. The Lenders and the Administrative Agent shall have received the following documents, each to be in form and substance satisfactory to the Administrative Agent and its counsel:
(i)    A certificate of the secretary or an assistant secretary of the Borrower, dated as of the date hereof, certifying (i) that attached thereto is a true and complete copy of resolutions, in form satisfactory to each Lender, adopted by the Board of Directors of the Borrower, authorizing the execution, delivery and performance of this Amendment, and (ii) as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Amendment.
(ii)    A fee equal to $50,000 to the Administrative Agent and a fee to each Lender, including without limitation, PNC Bank, National Association, in an amount equal to seventy-five thousandths of one percent (0.075%) of the outstanding principal amount of the Bonds held by such Lender, together with any fees or expenses of counsel in connection with this Amendment.
7.    Survival of Obligations. Except as otherwise expressly provided for in the Original Agreement, this Amendment or any of the Bond Documents, no termination or cancellation (regardless of cause or procedure), or amendment of the Agreement, including this Amendment, or any of the Bond Documents, shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of the Borrower, the Lenders or the Administrative Agent in any way or respect relating to (i) any transaction or event occurring prior to such termination, cancellation or amendment, or (ii) any of the undertakings, agreements, covenants, warranties and representations of the Borrower, the Lenders or the Administrative Agent contained in the Original Agreement or the Bond Documents. All such undertakings, agreements, covenants, warranties and representations shall survive such termination, cancellation or amendment, and the Lenders and the Administrative Agent shall retain all of their rights and remedies under the Original Agreement, notwithstanding such termination, cancellation or amendment, until all obligations of the Borrower to the Lenders and the Administrative Agent have been fully paid and satisfied and the Agreement is terminated.
8.    Miscellaneous. This Amendment is subject to all the terms and conditions of the Original Agreement, all amendments thereto, and all Bond Documents, which amendments and documents are incorporated herein by reference, except that to the extent that such terms and conditions are expressly contradicted herein, they are superseded, provided such supersession does not result in the cancellation, in whole or in part, of any indebtedness of the Borrower to the Lenders. The Borrower will pay all expenses incurred by the Lenders and the Administrative Agent in connection with the preparation of this Amendment, whether or not the transactions herein contemplated shall be consummated.
This Amendment is not a waiver of any existing Event of Default or any other default under the terms and conditions of the Original Agreement or any Bond Document. Default under the terms and conditions of the Original Agreement or any Bond Document created or acquired hereafter shall immediately accelerate the maturity of any and all of the liabilities then existing between and among the Borrower and the Lenders. The Lenders and Administrative Agent shall be entitled to all of the remedies described herein, in the Original Agreement and any Bond Document and all remedies available at law and specifically under the Uniform Commercial Code as enacted in New York. The Borrower, to the maximum extent permitted by law, hereby releases Lenders and the Administrative Agent their respective officers, attorneys, agents and employees for any and all claims for losses or damages arising prior to the date hereof which were caused by any act or omission on the part of any such parties except to the extent due to willful misconduct or gross negligence of a Lender or the Administrative Agent.
8.    Effect. Except as specifically amended or supplemented pursuant to this Amendment, the Original Agreement continues in full force and effect as originally written. All references in the Original Agreement to “this Agreement” shall mean the Original Agreement as supplemented and amended by this Amendment.
9.    Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt of an executed signature page to this Amendment by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed signature pages maintained by the Administrative Agent shall deemed to be originals thereof.

10.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
11.    WAIVER BY BORROWER. EXCEPT AS OTHERWISE PROVIDED FOR IN THE AGREEMENT OR THIS AMENDMENT, OR AS REQUIRED BY APPLICABLE LAW, BORROWER WAIVES (I) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NONPAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDERS ON WHICH BORROWER MAY IN ANY WAY BE LIABLE, AND (II) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING LENDER TO EXERCISE ANY OF ITS REMEDIES, BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS AMENDMENT AND THE TRANSACTIONS EVIDENCED BY THIS AGREEMENT.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO THIRD AMENDMENT TO
AMENDED AND RESTATED FUNDING AND CREDIT AGREEMENT]
IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

OLIN CORPORATION	PNC BANK, NATIONAL ASSOCIATION, Individually and as Administrative Agent

By: /s/ Stephen C. Curley Name: Stephen C. Curley Title: Vice President and Treasurer	By: /s/ Thomas S. Sherman Name: Thomas S. Sherman Title: Senior Vice President

WELLS FARGO BANK, N.A.	BANK OF AMERICA, N.A.

By: /s/ Daniel R. Van Aken Name: Daniel R. Van Aken Title: Director	By: /s/ Eric A. Escagne Name: Eric A. Escagne Title: Senior Vice President

THE NORTHERN TRUST COMPANY	BRANCH BANKING AND TRUST COMPANY

By: /s/James Shanel Name: James Shanel Title: Vice President	By: /s/ R. Andrew Beam Name: R. Andrew Beam Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION	BOKF, N.A., d/b/a BANK OF OKLAHOMA

By: /s/ Steven Dixon Name: Steven Dixon Title: Vice President	By: /s/ Jane Faulkenberry Name: Jane Faulkenberry Title: Senior Vice President

SCHEDULE 1
PRICING GRID--
VARIABLE PRICING AND FEES BASED ON CONSOLIDATED LEVERAGE RATIO
(PRICING EXPRESSED IN BASIS POINTS)

Pricing Level	Applicable Commitment Fee Rate*	Designated Basis Points
I	N/A	.80%
II	N/A	.95%
III	N/A	1.15%
IV	N/A	1.35%
V	N/A	1.70%

*At the time of execution of the Third Amendment to Amended and Restated Credit and Funding Agreement, the Draw Down Period had expired and the Applicable Commitment Fee Rate was no longer applicable.
For purposes of determining the Designated Basis Points for computing the Direct Purchase Rate and the Applicable Commitment Fee Rate:
(a)    The Designated Basis Points and the Applicable Commitment Fee Rate shall be determined on the Closing Date based on the Consolidated Leverage Ratio computed on such date pursuant to a certificate to be delivered on the Closing Date.
(b)    The Designated Basis Points and the Applicable Commitment Fee Rate shall be recomputed as of the end of each Reference Period based on the Consolidated Leverage Ratio. Any increase or decrease in the Designated Basis Points and the Applicable Commitment Fee Rate Fee Rate computed as of such Reference Period shall be effective on the date on which the Certificate evidencing such computation is due to be delivered under Section 6.01(i)(iv).
(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Article V. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.